Exhibit 99.1

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

November 26, 2021

Tailwind Two Acquisition Corp.

150 Greenwich Street, 29th Floor

New York, New York 10006

Attn: Board of Directors

RE:	Proxy Statement / Prospectus of Tailwind Two Acquisition Corp. (“Tailwind Two”) which forms part of the Registration Statement on Form S-4 of Tailwind Two (the “Registration Statement”).

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated October 27, 2021, to the Board of Directors (the “Board”) of Tailwind Two. We understand that Tailwind Two has determined to include our opinion in the Proxy Statement / Prospectus of Tailwind Two (the “Proxy Statement/Prospectus”) included in the above referenced Registration Statement.

Our opinion was provided for the Board (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF TAILWIND TWO,” “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS — The Tailwind Two Board’s Reasons for the Business Combination,” “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS — Opinion of the Financial Advisor to Tailwind Two,” “PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL —Background to the Business Combination,” “PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL — The Tailwind Two Board’s Reasons for the Business Combination,” and “PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL — Opinion of the Financial Advisor to Tailwind Two” and to the inclusion of our opinion as Annex K to the Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.